Exhibit 10.10

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (“Agreement”) is made by and between First Horizon MSaver, Inc., a Tennessee corporation and its parent company HealthEquity, Inc., a Utah corporation (collectively the “Company”) and E. CRAIG KEOHAN (the “Executive”), dated as of August 11, 2011.

WHEREAS, the Company desires to assure itself of the services of Executive, and Executive is willing to serve in the employ of the Company on a full-time basis, all in accordance with the terms and conditions contained in the Agreement;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the Company and Executive hereby agree as follows:

1. Employment.

The Company hereby employs the Executive, and Executive hereby accepts such employment with the Company, upon the terms and conditions contained in this Agreement.

2. Term.

The term of Executive’s employment under this Agreement shall be for a three-year period commencing on the date hereof and ending on August 11, 2014. Notwithstanding anything else herein contained, this Agreement may be terminated prior to the expiration of the Term in accordance with Section 14 hereof.

3. Duties.

(a) Executive shall be primarily engaged in the performance of those duties reasonably required in the management of the Company and shall perform other such reasonable employment duties as the Executive Chairman of HealthEquity, Inc. (the parent of the Company) or his designee may from time to time prescribe.

(b) Executive shall perform his duties at such places and times as the Company may reasonably prescribe, but shall be primarily based in Kansas City metropolitan area, with the possibility of an increased presence in the Draper, Utah office.

(c) Except as may otherwise be approved in advance by the Board of Directors of the Company with respect to memberships on the boards of directors of, or other offices or positions in, companies or organizations which, in the judgment of this Board of Directors of the Company, will not present any conflict of interest with the Company or any of its Affiliates or materially affect the performance of Executive’s duties, and except during vacation periods and reasonable periods of absence due to sickness, personal injury or other disability, Executive shall devote his full time to the services required of Executive hereunder. Executive shall render his services exclusively to the Company and its Affiliates, and shall use his best efforts, judgment and energy, to improve and advance the business and interests of the Company and its Affiliates in a manner consistent with the duties of Executive’s position.

4. Salary.

As compensation for the services to be performed by Executive during the Employment Term, the Company shall pay or shall cause to be paid to the Executive an annual base salary of $216,000 (the “Salary”). The payment of any Salary hereunder shall be subject to applicable withholding and payroll taxes, and such other deductions as may be required under the Company’s employee benefit plans. Any Salary payable shall be paid in installments in accordance with the company’s salary administration practices as they may from time to time exist.

5. Benefits.

In addition to the payments required by Section 4 to be paid to Executive, Executive shall:

(a) be eligible to earn an additional bonus (“Bonus”) as follows: (i) in the amount of Fifty Thousand Dollars ($50,000.00), for the partial year ending January 31, 2012, based on attainment of objectives as provided in Exhibit A attached hereto, and (ii) in the amount of One Hundred Thousand Dollars ($100,000.00), for each subsequent fiscal year ending January 31, based on attainment of objectives as provided in Exhibit A. The Bonus shall be based on Executive’s satisfaction of these performance objectives as determined by the Chairman of HealthEquity, Inc. Company;

(b) be eligible for the payment delineated in Section 13, provided that Executive agrees to be bound by Sections 11 and 12 of this Agreement as set forth in Section 13; and

(c) be entitled to participate in the Company’s 401-k plan, stock option plan, medical and health insurance plan, life insurance plan, short and long-term disability plans, and any other benefits for which a similarly situated Executive of the Company or Health Equity, Inc., is eligible; provided, however, that nothing herein shall be construed to obligate the Company to establish any such plan or program not already existing, and provide further that the Company expressly reserves the right to alter, modify, amend or terminate any such programs or plans, whether currently existing or hereafter adopted at any time and from time to time, and for any reason, as long as those changes apply to other similarly placed Executives and comply with the provision of the plan.

6. Expenses.

The Company shall, upon submission of expense reports acceptable to the company, reimburse Executive in accordance with existing Company policy, as may be amended from time to time within the discretion of the Company, for all reasonable and necessary business expenses incurred by him in connection with the performance of Executive’s obligations hereunder.

7. Employment Relationship.

Executive acknowledges that Executive’s employment by the Company creates a relationship of confidence and trust between Executive and the Company with respect to certain information applicable to the business of any Existing Client or Potential Client (as the terms “Existing Client” and “Potential Client” are respectively defined in Section 15) of the Company or its Affiliates which may be made known to Executive during his employment.

8. Proprietary and Confidential Information.

Executive acknowledges that the Company and its Affiliates possess and will continue to possess information that has been created, discovered or developed by, or otherwise made known to them (including, without limitation, information created, discovered, developed or made known by or to Executive during or arising out of his employment hereunder) or in which property rights have been or may be assigned or otherwise conveyed to the Company or its Affiliates, which information has commercial value and is treated by the Company and its Affiliates as confidential (collectively, the “Confidential Matters”). Executive further acknowledges and agrees that the success of the Company’s business depends, in part, upon an in-depth knowledge of the needs of the Company’s customers and clients and upon serving these needs, through frequent contacts, and that the Company has invested substantial time, money and manpower to develop such relationships.

9. Non-Disclosure.

Executive shall not without the prior written consent of the Board of Directors of the Company:

(i)	disclose at any time either during or after Executive’s employment by the Company, except to the extent required by the performance by Executive of his duties as an executive of the Company, any Confidential Matters obtained or developed by Executive while in the employ of the Company with respect to any customers, suppliers, products, employees, financial affairs, business methods or services of the Company or any of its Affiliates (including, without limitation, customer lists, pricing, underwriting, marketing, financial or sales information, forecasts, business and strategic plans, customer needs and renewal dates, personnel, applications, to or any matters pending or under the jurisdiction of any regulatory agency or court, any threatened litigation, and corporate policies and procedures), or any other Confidential Matter or trade secrets, except information which at the time is generally known to the public other than as a result of disclosure by Executive not permitted hereunder; or

(ii)	take with Executive upon leaving the employ of the Company any document or paper relating to any of the foregoing or any physical property of the Company.

10. Return of Property.

Upon termination or expiration of Executive’s employment for any reason, or at any other time the Company requests in writing, Executive shall immediately deliver to the Company all memoranda, notes, plans, records, reports and other documents (and copies thereof) and other property in Executive’s possession or control relating to the business of the Company or any of its Affiliates.

11. Solicitation.

During Executive’s employment by the Company and for a period of one (1) year following the termination of Executive’s employment, Executive shall not do any of the following:

(i)	directly or indirectly solicit or attempt to solicit, or assist anyone else to solicit, on behalf of anyone other than the Company, any Client or Potential Client of the Company or any of its Affiliates for the purpose of offering products or services similar to those offered by the Company or any of its Affiliates; or

(ii)	directly or indirectly employ, solicit for employment, or advise or recommend to any other person not affiliated with the Company or any of its Affiliates that they employ or solicit for employment on behalf of anyone other than the Company, any employee of the Company or any of its Affiliates.

12. Competition.

During Executive’s employment by the Company and for a period of one (1) year following the termination of Executive’s employment, Executive shall not:

(i)	directly or indirectly, own, manage, operate, finance, control or participate in the ownership, management, operation or control of any business which engages in any activities conducted by the Company; or

(ii)	directly or indirectly, as an owner, partner, agent, affiliated person or employee of any person, firm, corporation or other entity, solicit or accept business of any customers assigned to or who were otherwise served by Executive while in the employ of the Company; or

(iii)	directly or indirectly solicit or contact in any manner (with the intent of providing any service or product competitive with any service or product which is provided by the Company at the time of such contact) any customer of the Company with whom Executive had actual contact, in an effort to further a business relationship between the customer and the Company.

13. Consideration for and Enforcement of Covenants.

In return for Executive’s acceptance of the provisions of Sections 11 and 12 of this Agreement, the Company agrees to pay Executive the amounts specified in Section 14 of this agreement.

Executive acknowledges that he is not otherwise entitled to the payment set forth in this Agreement.

Executive acknowledges that the Company has limited Executive’s rights under this Section only to the extent necessary to protect the Company and its Affiliates from unfair competition, and that the covenants contained herein do not in any respect constitute an undue burden on Executive’s ability to earn a livelihood in his chosen profession without violating the restrictive covenants contained herein. Executive further acknowledges that if a Court of competent jurisdiction finds any of the covenants contained herein to be overly broad, the court may modify and enforce the covenant to the extent that it believes to be reasonable under the circumstances existing at the time. Without limiting the generality of the foregoing, Executive further acknowledges pursuant to Sections 8 and 9 hereof and elsewhere herein that the success of the Company’s business depends, in part, upon an in-depth knowledge of the needs of the customers and clients of the Company and its Affiliates, and of the other Confidential Matters, to which knowledge Executive will have access as a result of his employment hereunder.

Executive and the Company agree that damages at law for violation of the covenants contained in Sections 11 and 12 of this Agreement would not be an adequate or proper remedy for the Company. Therefore, if Executive violates any of the provisions of such covenants, the Company shall be entitled to obtain a temporary or permanent injunction, as appropriate, against Executive in any court having jurisdiction over the person and the subject matter, prohibiting any further violation of any such covenants. The injunctive relief provided for herein shall be in addition to, and not in limitation of, any award of damages, compensatory, exemplary or otherwise, payable by reason of such a violation.

14. Termination.

Executive’s employment shall be terminated upon the occurrence of any of the following:

(a) the death of Executive;

(b) Executive’s disability, as such term is defined pursuant to the provisions of the Company’s long-term disability plan, as in effect from time to time (“Disability”);

(c) the termination of Executive’s employment by Executive at any time for any reason whatsoever (including, without limitation, resignation or retirement) provided Executive submits ninety (90) days’ prior written notice of such termination to the Company;

(d) the termination of Executive’s employment by the Company at any time “for cause,” such termination to take effect immediately upon written notice by the Company to Executive; or

(e) the termination of Executive’s employment by the Company at any time for any reason other than cause, such termination to take effect immediately upon written notice by the Company to Executive. In the event of termination of Executive’s employment for any reason other than cause, the Company will provide Executive with a separation package consisting of the following:

(i)	A total of $216,000 payable in 12 equal monthly installments subsequent to termination;

(ii)	a lump sum payment equivalent to 12 months’ of Executive’s monthly insurance premiums to continue Executive’s insurance coverage pursuant to COBRA under the same level of coverage in which Executive participated immediately prior to termination.

Executive acknowledges that the Company’s obligations with respect to the payments described in this Section 14 (e) are contingent on his execution and delivery within seven days of termination of Company’s then standard severance agreement providing among other things a release of claims and confirmation of the provisions of Section 11 and 12 herein.

15. Definitions.

As used in this Agreement, the following terms shall have the following meanings:

(a) “Affiliate” of the Company means HealthEquity, Inc., and/or any other entity that controls, is controlled by, or is under common control with the Company.

(b) “Cause” or “for cause” shall mean a reasonable determination by the Company that Executive (i) acted unlawfully or with gross negligence; (ii) failed substantially to perform his duties or responsibilities or to follow any reasonable direction of the Company, after being given reasonable notice of such failure and an opportunity to cure such failure; (iii) willfully breached or neglected his duties hereunder; (iv) has been convicted of a felony or committed any act involving fraud or material dishonesty, (v) violated the published policy or policies of the Company; (vi) violated any provisions of Sections 8 through 12 hereof or (vii) either took or failed to take actions which he knew would materially harm the interests of the Company.

(c) “Existing Client” shall mean a person or entity who is a customer of the Company or of any of its Affiliates at the time of Executive’s termination of employment and with whom the Executive had direct contact on behalf of the Company or any of its Affiliates at any time during the period of Executive’s employment hereunder.

(d) “Potential Client” shall mean a person or entity who was the target of sales or marketing activity by the Company or by any of its Affiliates during the twelve (12) month period preceding the Executive’s termination of employment or, in the event Executive has been employed by the Company less than one (1) year at the time of termination, during the period of Executive’s employment hereunder.

(e) “Proprietary Interest” in a business is ownership, whether through direct or indirect stock holdings or otherwise, of five percent (5%) or more of such business.

16. Indemnification.

The Company shall indemnify the Executive and hold him harmless for any acts of decision made by him in good faith while performing services for the Company and shall obtain coverage for him under insurance policies now in force or hereafter obtained during the Executive’s employment covering the officers and directors of the Company or its Affiliates against lawsuits. The Company will pay all expenses, including attorneys’ fees actually and reasonably incurred by the Executive in connection with the defense of any such acts, suits or proceedings, or in connection with any appeal thereof, including the cost of court settlements.

17. Non-alienation.

Except as may otherwise be required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, bankruptcy or hypothecation or to exclusion, attachment, levy or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.

18. Assignment.

The Company, in its sole discretion, may assign its rights and duties under this Agreement, but Executive may not; provided, however, that the Company shall not be relieved of its obligations hereunder. This Agreement shall be binding upon and inure to the benefit of (a) the Company and its successors and assigns and any purchaser of the Company or substantially all of the assets of the Company and (b) Executive, and his designees and his estate.

19. Governing Law and Jurisdiction.

This Agreement shall be governed by and construed in accordance with the laws of the State of Utah, which state shall have sole and exclusive jurisdiction over any dispute regarding this Agreement or any matter concerning employment of Executive by the Company.

20. Severability.

If any provision of this Agreement shall be determined to be invalid, illegal or unenforceable in whole or in part, neither the validity of the remaining part of such provision nor the validity of any other provision of this Agreement shall in any way be affected.

21. Waiver.

Failure to insist upon strict compliance with any of terms, covenants or conditions of this Agreement shall not be deemed a waiver of such term, covenant or condition, nor shall any waiver or relinquishment of any right or power under this Agreement at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times.

22. Entire Agreement; Modifications; Conditions.

This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements, oral and written, between the Company and Executive with respect to Executive’s employment. This Agreement may be modified or amended only by an instrument in writing signed by both the Company and Executive.

23. Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

24. Headings.

The various headings of this Agreement are inserted for conveniences only and shall not affect the meaning or interpretation of this Agreement or any of its provisions.

25. Survival of Representations and Covenants.

Notwithstanding any other provisions hereof, and without limiting the surviving obligations of Executive, the obligations of Executives pursuant to Sections 8 through 12 hereof shall survive the termination of Executive’s employment under this Agreement.

26. Notices.

All notices described in this Agreement shall be sent in writing and shall be hand-delivered or shall be sent by nationally-recognized overnight courier service, delivery prepaid, marked for delivery on the next business day or by facsimile transmission (provided that the transmitter’s facsimile equipment confirms completion of the transmission). Notices shall be sent as follows (or to such other address/facsimile number as either party may subsequently notify the other in a written notice which complies with this Section):

If to Company to:

First Horizon MSaver, Inc.
Attention: Board of Directors

HealthEquity, Inc.
Attention: Chief Financial Officer
15 West Scenic Pointe Drive, Suite 400
Draper, UT 84020

If to Executive, to:

E. Craig Keohan
10315 Lee Boulevard
Leawood, KS 66206

IN WITNESS WHEREOF, the Company and Executive have duly executed and delivered this Agreement as of the day and year first above written.

EXECUTIVE:

/s/ E. Craig Keohan
E. Craig Keohan

THE COMPANY

By:	/s/ Tessa White

Its:	/s/ VP, People Dept

EXHIBIT A

Stub Year (from acquisition close until January 31, 2012) : 50K bonus opportunity

$12,500 based on achievement of HealthEquity company goals (Board directed) as measured for others on the Executive team for Fy’11

$18,750 based on successful Msaver transition (platform, branding, people) coming in on budget and on time

$18,750 based on current Msaver clients being retained and renewed post acquisition, with a trajectory of increased accounts established

Following Year (February 1, 2012-January 31, 2013)

Targeted annual bonus of 100K.

Terms of bonus to be determined at beginning of plan year, with measurements to include in whole or in part the following: accounts under management, average balances, revenue, profit, and/or other measures in alignment with our Executive Team and as defined by the Board of Directors. Components may also include other elements still to be defined which promote full and successful integration between MSaver and HealthEquity.

In addition, current thinking is that the role may be redefined as an overall sales leader, in which case we would map bonus pay to a commission component that if overachieved could result in excess of 100K annual bonus. This role and the bonus components will be defined, agreed to by Executive and shared within one year.